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PRICING SUPPLEMENT DATED SEPTEMBER 19, 2000
TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 18, 2000

     - Date of notice of take down: September 19, 2000.

     - Number of shares to be sold in this tranche: 1,000,000.

     - Gross proceeds received by us from prior sales hereunder: Zero (this is the first tranche).

     - Assuming these shares are sold to Bear Stearns at $11.19 per share, the remaining dollar amount under this prospectus supplement is: $93,812,500.

     - Our common stock closed at a price of $11.19 per share on September 19, 2000.